UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2020

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 203-4100

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SRNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 8, 2020, Sorrento Therapeutics, Inc. (the “Company”) entered into a patent and know-how license agreement (the “License Agreement”) with Mayo Foundation for Medical Education and Research (“Mayo”). Pursuant to the License Agreement, among other things, Mayo granted the Company a sublicensable license under certain of Mayo’s patents, know-how, and materials relating to targeted nanoparticle therapies (“Patent Rights”, “Know-How”, and “Materials”, respectively) to reproduce, use, commercialize, and exploit related products, processes and services (“Licensed Products”) for the prevention, diagnosis and/or treatment of human diseases and conditions worldwide. The license is exclusive (subject to certain exceptions and conditions) with respect to the Patent Rights and Materials and non-exclusive with respect to the Know-How.

As consideration for the license under the License Agreement, the Company has agreed to (i) pay Mayo an upfront license fee of $9.3 million (the “Upfront Fee”), (ii) reimburse Mayo up to $3.4 million for preclinical and clinical research expenses associated with the Know-How, Patent Rights and Materials arising prior to the entry into the License Agreement, and (iii) reimburse Mayo approximately $2.0 million for expenses related to the development and manufacturing of the Materials arising prior to the entry into the License Agreement.

The Upfront Fee may be comprised: (i) solely of common stock of the Company ("Common Stock"), or (ii) of a combination of no more than 25% cash and the remainder in Common Stock, in each case as determined by the Company. If the Company elects to make any payment in shares of Common Stock, the per share price used for calculating the number of shares of Common Stock issuable to Mayo shall be the volume weighted average price of the shares of Common Stock for the eleven trading days beginning on the fifth trading day prior to September 8, 2020; provided that the shares will not be issued at a price that is less than $4.96 or greater than $7.44 per share. The Company has also agreed to file a registration statement registering any shares of Common Stock that the Company issues to Mayo under the License Agreement within 30 days of the issuance thereof.

The Company also agreed to pay Mayo (i) certain milestone payments upon the initiation of certain clinical trials, (ii) certain milestone payments upon the receipt of certain regulatory approvals, and (iii) certain milestone payments upon the achievement of certain commercial sales milestones.

The Company will also pay certain royalties in the low-single digit to mid-single digit percentages of annual net sales of Licensed Products by the Company and a share of any sublicense revenue received by the Company from sublicensees.

The foregoing summary of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement. A copy of the License Agreement will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 (the “Form 10-Q”) or via an amendment to this Current Report on Form 8-K. Certain terms of the License Agreement have been omitted from this Current Report on Form 8-K and will be omitted from the version of the License Agreement to be filed as an exhibit to the Form 10-Q or via an amendment to this Current Report on Form 8-K pursuant to Item 601(b)(10) of Regulation S-K because such terms are both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

The representations, warranties and covenants contained in the License Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the License Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the License Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the License Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 8.01. Other Events.

On September 14, 2020, the Company issued a press release announcing its entry into the License Agreement. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated September 14, 2020
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: September 14, 2020	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Chairman of the Board, President and Chief Executive Officer